Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2016, relating to the consolidated financial statements of Identiv, Inc., which appears in the Annual Report on Form 10-K of Identiv, Inc. for the year ended December 31, 2015.

/s/ Burr Pilger Mayer, Inc.
San Jose, California
June 3, 2016